Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Elizabeth Foster or Claudia Woodworth
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2006 RESULTS
COMPANY REPORTS SUCCESSFUL PRELIMINARY PHASE II RESULTS
WITH GNRH ANTAGONIST FOR ENDOMETRIOSIS
San Diego, CA, April 24, 2006- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2006. For the first quarter of 2006, the Company reported a net loss of $25.9 million, or $0.69 per share compared with a net loss of $18.8 million, or $0.51 per share, for the same period in 2005. The adoption of Financial Accounting Standards Board Statement 123R “Share-Based Payment” (FAS 123R) resulted in non-cash operating expenses of approximately $6.8 million for the first quarter of 2006 or approximately $0.18 effect on EPS.
Revenues for the first quarter of 2006 were $19.5 million compared with $11.9 million for the same period last year. The increase in revenues of $7.6 million is primarily due to increased revenues recognized under our collaboration agreement with Pfizer, Inc. (Pfizer). During the first quarter of 2006 the Company recognized $5.9 million from Pfizer in the form of sponsored development funding and an additional $4.4 million resulting from license fees. During the first quarter of 2005, the Company realized $4.0 million from Pfizer for sponsored development funding and $5.4 million resulting from license fees. Additionally, during the first quarter of 2006, the Company recognized $8.2 million in revenue related to the Pfizer sales force allowance, compared to $1.0 million for the first quarter of 2005. During the first quarter of 2006 and 2005, the Company recognized a $1.0 million milestone, in each quarter, related to advancements in the Corticotropin Releasing Factor (CRF) antagonist collaboration with GlaxoSmithKline (GSK).
Research and development expenses increased modestly to $27.7 million during the first quarter of 2006 compared with $25.6 million for the same period in 2005. The increase in research and development expenses of $2.1 million is primarily due to the adoption of FAS 123R.
Sales, general and administrative expenses increased to $19.3 million for the first quarter of 2006 compared with $5.6 million during the same period last year. The increase in expenses from 2005 to 2006 primarily resulted from costs, of approximately $8 million, associated with our sales force, which we began to hire in early 2005 and is now fully trained and deployed, and such costs are fully reimbursed by Pfizer. Additionally, $4.7 million of the sales, general and administrative expense increase is associated with the adoption of FAS 123R.

The Company’s balance sheet on March 31, 2006 reflected total assets of $477.4 million, including cash, cash equivalents, and marketable securities of $264.5 million compared with balances at December 31, 2005 of $483.1 million and $273.1 million, respectively.
Financial Guidance for 2006
Neurocrine is reconfirming financial guidance for 2006, which excludes the impact associated with indiplon sales and subsequent net royalty revenues but includes the milestones associated with approval. The Company will revise and update the financial guidance at the time of indiplon launch to provide forecasted sales and the associated royalty revenues. Accordingly, the Company is forecasting total revenues in 2006 of $165.0 million to $175.0 million, excluding royalties from indiplon sales, and total operating expenses of $170.0 million to $180.0 million, which includes approximately $18.0 million relating to FAS 123R expense. After including other income of approximately $5.0 million, the Company is projecting breakeven before any net royalties associated with sales of indiplon.
Indiplon for Insomnia under FDA Review
The FDA has advised the Company that the PDUFA dates for the New Drug Applications (NDAs) for indiplon capsules and tablets have been scheduled for May 15 and June 27, respectively. However, the FDA has committed to an action by May 15 for both NDAs. Neurocrine is moving forward with full commercialization as planned.
Confirming Indiplon’s High Affinity and Selectivity Reported in Prestigious Peer-Reviewed Publication
The results of studies on the mechanism of action of indiplon that confirm its high affinity and selectivity for the subtype of the GABA receptor that is responsible for the principal effect of “non-benzodiazepine” sleep agents are published in the April 2006 edition of the Journal of Pharmacology and Experimental Therapeutics. Results demonstrate that indiplon has an enhanced combination of affinity and selectivity for alpha 1 containing GABA-A receptors compared to the currently marketed non-benzodiazepine sleep agents zolpidem (Ambien®), zaleplon (Sonata®) and zopiclone (Imovane®, which is the racemic form of s-zopiclone [Lunesta®]). These results further support and partially elucidate the consistent efficacy and safety of indiplon that has been demonstrated throughout multiple clinical studies and support the conclusion that indiplon is a novel GABA-A receptor potentiator for the treatment of insomnia. Furthermore, the selectivity profile of indiplon revealed in this study suggests a low propensity for unwanted side effects.
Indiplon Data Presented at Major Congresses in 2006
This year will be an important year for indiplon data releases, with over 50 data presentations submitted to 17 different academic congresses or journals. Indiplon data presentations are anticipated at several major congresses this year, including the American Psychiatric Association (APA) and The Associated Professional Sleep Societies (APSS), and the International Society for Pharmacoeconomics and Outcomes Research.
R & D Pipeline Update
Neurocrine has six programs advancing through clinical development and is expecting to report on several Phase II and proof of concept clinical trials throughout 2006. At the same time, Neurocrine scientists continue to build the Company’s pipeline with the goal of bringing one new compound into clinical development each year.
Three Phase II GnRH Studies for Endometriosis on Track
Preliminary results from the first three month Phase II study of the Company’s GnRH antagonist (NBI-56418) in 76 patients with endometriosis were made available this week. The placebo-controlled study successfully showed that this orally active, small-molecule was safe, well-tolerated and was shown to provide a reduction in pain as measured by the Composite Pelvic Sign and Symptoms Score (CPSSS), and other validated clinical measures for once daily NBI-56418. In addition, in contrast to injectable GnRH agonists, this oral antagonist was not associated with an increase in hot flashes. The three-month safety follow-up period continues into the 2nd Quarter of 2006. These data will be used to refine the larger six-month study planned for later in 2006. Further data will be made available later this week in a separate press release.
Neurocrine is continuing to enroll patients in a second Phase II study in patients with endometriosis that was initiated in December 2005 to more fully explore dose response. This study, a multi-dose, double-blind, placebo-controlled trial is enrolling 72 patients and is also designed to assess safety and efficacy over a three-month period with the primary endpoint of reduction in endometriotic pain as measured by CPSSS. Preliminary results are expected to be announced in the 4th Quarter of 2006.
In addition, Neurocrine is initiating a Phase IIb six-month treatment trial in patients with endometriosis in the 3rd Quarter of 2006 to evaluate long term safety including possible changes in bone mineral density. Finally, the company recently started a Phase I study in male volunteers as part of the Benign Prostate Hyperplasia development program and expects to enter into Phase II studies late in 2006.
Preliminary Positive Results with Urocortin 2 for Congestive Heart Failure; Final Results Expected in 3rd Quarter
Initial results of Phase II study in patients with stable Congestive Heart Failure (CHF) indicate that urocortin 2 is generally well tolerated and that the predicted hemodynamic effects on systolic and diastolic blood pressure, heart rate, cardiac work and, most importantly, cardiac output occur over the entire 4-hour infusion. The study, a US Phase II study in stable CHF patients, was designed to further evaluate dose/response of urocortin 2 when administered over 4 hours. The Company is currently analyzing full study results which are expected to be announced in the 3rd Quarter of 2006.
Based on this data, additional Phase II studies will be initiated in the target population of patients with acute decompensated heart failure (ADHF). The first study will include two treatment arms, one for patients for whom heart catheterization is indicated, the other for those not requiring catheterization. These studies are designed to assess the effect of urocortin 2 infusion on a range of parameters including detailed assessment of cardiac hemodynamics via heart catheterization, kidney function, a range of laboratory biomarkers and clinical measures (e.g., dyspnea). Results of these ADHF studies are anticipated in the second half of 2007.

Corticotropin Releasing Factor (CRF) Antagonist Anticipated To Advance into Phase II Clinical Trials During 2006
In collaboration with GlaxoSmithKline (GSK), the CRF program is progressing as planned through early stage clinical trials. Phase I trials are ongoing and GSK is planning to initiate Phase II trials in Anxiety/Depression during 2006.
In addition to the Anxiety and Depression indication, GSK has an ongoing development program for CRF1 receptor antagonists in Irritable Bowel Syndrome (IBS). GSK intends to advance the lead CRF1 receptor antagonist compound into Phase II studies for IBS during 2006. Neurocrine also has a back-up compound that has entered Phase I clinical studies.
Altered Peptide Ligand (APL) for Type-1 Diabetes
The Company expects to announce results from a Phase II study with NBI-6024 in Type- 1 diabetes early in the 3rd Quarter of 2006. Enrollment has been completed in this Phase II, dose-response, safety, tolerability and efficacy trial in approximately 188 adults/adolescents with new onset Type-1 diabetes.
Additional Compound for Insomnia Enters Clinical Development
Neurocrine initiated a Phase I study in the 1st Quarter of 2006 of a new compound, NBI-75043, for the treatment of insomnia. NBI-75043 is an orally-active, highly-selective and short-acting H1 antagonist. The Phase I studies which will evaluate the safety and pharacokinetics of single and multiple doses as well as selected sleep-related parameters will be completed in the second half of 2006.
Neurocrine also plans to initiate a double-blind, placebo-controlled, night-time multiple-dose, sequential dose escalation Phase I clinical trial in healthy volunteers in the 3rd Quarter of 2006. The objectives of this study are to evaluate the safety, tolerability, and pharmacokinetics of multiple ascending night-time doses and to evaluate pharmacodynamic and next-day psychomotor effects after single and multiple ascending night-time doses. The Company also anticipates initiating early Phase II proof of concept studies at the end of 2006.
Additional Research Programs
Neurocrine’s Research Group continues to advance novel small molecule compounds into clinical development. Neurocrine scientists are focusing on developing small molecule antagonists against G-protein coupled receptors. In addition, Neurocrine scientists are also currently reviewing in preclinical studies a number of A2A lead antagonists for the treatment of Parkinson’s disease.
Conference Call and Webcast Today at 4:30 p.m. Eastern Time Neurocrine will also host a live conference call and Webcast to discuss its first quarter financial results and provide a Company update Monday afternoon, April 24, 2006 at 4:30 p.m. Eastern Daylight Time (EDT) / 1:30 p.m. Pacific Daylight Time (PDT). Participants may access the live Conference Call by dialing 1-800-867-4593 (U.S.) or 785-832-1508 (International) and using the Conference ID# NBIX. The call can also be accessed via the Webcast through the Company’s website at http://www.neurocrine.com or alternatively through a link provided by PRNewswire at: http://www.videonewswire.com/event.asp?id=33228

If you are unable to attend the Webcast and would like further information on this announcement please contact Claudia Woodworth or Elizabeth Foster in the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-800-374-1375 (US) or 402-220-0682 (International) and will be archived until Monday, May 8, 2006.
Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, irritable bowel syndrome, eating disorders, pain, and autoimmunity. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s indiplon program clinical pipeline. Specifically, the Company faces risks and uncertainties associated with the Company’s indiplon program and planned commercialization activities, including but not limited to; risk that regulatory authorities find our indiplon NDAs incomplete or insufficient or otherwise unapprovable or that approvals may be delayed; risk associated with our reliance on our strategic alliance partner for manufacturing and commercialization of indiplon; risk that following approval of indiplon commercialization may be delayed for any of a number of reasons including market conditions and product supply; risk that the indiplon labeling granted by regulatory authorities may limit the commercial success of indiplon; and risk relating to market acceptance of indiplon following marketing approval. In addition, the Company faces risks and uncertainties with respect to the Company’s clinical pipeline including risk that the Company’s CRF receptor antagonists, GnRH receptor antagonist, urocortin 2, altered peptide ligand and H1 antagonist clinical candidates will not proceed to later stage clinical trials; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply and compliance with regulatory requirements for marketing approval; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; risk that the Company will be unable to raise additional funding required to complete development of all of its product candidates; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2005. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for loss per share data)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)	(unaudited)
Revenues:
Sponsored research and development	$5,878	$4,416
License fees and milestones	5,358	6,448
Sales force allowance	8,240	1,000

Total revenues	19,476	11,864

Operating expenses:
Research and development	27,735	25,603
Sales, general and administrative	19,335	5,608

Total operating expenses	47,070	31,211

Loss from operations	(27,594)	(19,347)

Other income and (expenses):
Interest income	2,662	1,601
Interest expense	(969)	(1,084)

Total other income	1,693	517

Net loss	$(25,901)	$(18,830)

Net loss per common share:
Basic and Diluted	$(0.69)	$(0.51)

Shares used in the calculation of net loss per common share:
Basic and Diluted	37,355	36,598
NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Cash, cash equivalents and marketable securities	$264,489	$273,068
Other current assets	10,233	6,242

Total current assets	274,722	279,310

Property and equipment, net	97,363	99,307
Prepaid royalties	94,000	94,000
Other non-current assets	11,318	10,506

Total assets	$477,403	$483,123

Current liabilities	$32,757	$33,693
Long-term liabilities	60,816	59,326
Stockholders’ equity	383,830	390,104

Total liabilities and stockholders’ equity	$477,403	$483,123